FOR IMMEDIATE RELEASE                             Contact: Michael P. Donovan
---------------------                             Mdonovan@HealthExtras.com
                                                  -------------------------
                                                  HealthExtras, Inc.
                                                  301-548-2900




               HEALTHEXTRAS ADDS A HEALTH CARE EXPERT TO THE BOARD
       AND THE PRINCIPAL FINANCIAL GROUP'S BOARD REPRESENTATION IS REDUCED AS THE COMPANY CONTINUES TO ENHANCE CORPORATE GOVERNANCE PRACTICES


ROCKVILLE, MD, APRIL 12, 2006 - HEALTHEXTRAS, INC. (NASDAQ: HLEX), a pharmacy benefit management company, today announced that Kenneth A. Samet has joined the Board of Directors. Mr. Samet is currently the President and Chief Operating Officer of MedStar Health, a Baltimore/Washington, D.C. based healthcare provider that manages six acute care hospitals and other healthcare related services. MedStar has over $2.7 billion in revenues and employs over 22,000 people. Mr. Samet has been involved in the healthcare industry since receiving his master's degree in health services from the University of Michigan. Ken Samet is an experienced healthcare professional who will be an excellent addition to the HealthExtras Board, and will serve on its Audit and Compensation Committees. He replaces Fred Graefe as a Board member. Mr. Graefe is expected to consult with the Company and other clients on legislative matters affecting the healthcare industry.

Further, The Principal Financial Group's representation on the Board is reduced as Mr. Thomas J. Graf and Ms. Deanna Strable-Soethout have resigned from the Board. Mr. Graf has been a Board member of the Company since its inception in 1998 by a venture capital investment from the Principal Financial Group and Thomas L. Blair, Founder of HealthExtras. Ms. Strable-Soethout has served on the Board since 2002. Mr. Graf has contributed to HealthExtras' strategic growth since 1998 and he and Ms. Strable-Soethout have been valuable sources of advice and counsel to Management and fellow Board members.

After these changes, the HealthExtras Board will consist of nine members, seven of whom are business professionals meeting the standards for independence.

The Board also formed an Ethics, Governance and Nominating Committee from the Ethics and Compliance Committee and the Nominating Committee. This newly consolidated committee, in addition to identifying candidates for the Board, will focus on a continuation of employee training and continued development of policies and procedures that range from business ethics to marketing practices and the protection of client information.

About HealthExtras (www.healthextras.com)
                    --------------------

HealthExtras, Inc. is a full-service pharmacy management company. Its clients include self-insured employers, including state and local governments, third-party administrators, managed care organizations and individuals. The Company's integrated pharmacy benefit management services marketed under the name Catalyst Rx include: claims processing, benefit design consultation, drug utilization review, formulary management, drug data analysis services and mail order services. Additionally, the Company operates a national retail pharmacy network with over 55,000 participating pharmacies.

THIS PRESS RELEASE MAY CONTAIN FORWARD-LOOKING INFORMATION. THE FORWARD-LOOKING STATEMENTS ARE MADE PURSUANT TO THE SAFE HARBOR PROVISIONS OF THE PRIVATE SECURITIES LITIGATION ACT OF 1995. FORWARD-LOOKING STATEMENTS MAY BE SIGNIFICANTLY IMPACTED BY CERTAIN RISKS AND UNCERTAINTIES DESCRIBED IN HEALTHEXTRAS' FILINGS WITH THE SECURITIES AND EXCHANGE COMMISSION.